Exhibit 5.1 and 23.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, 1 March 2021 To the Company

Ladies and Gentlemen:

Amsterdam Brussels London Luxemburg New York Rotterdam
We have acted as legal counsel as to Dutch law to the Company in connection with the Offering. This opinion letter is rendered to you in order to be filed with the SEC in connection with the Offering.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.
This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Reviewed Documents.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon drafts of the Reviewed Documents and pdf copies or drafts, as the case may be, of the Corporate Documents and we have assumed that the Reviewed Documents shall be entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.'s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today's date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European competition law, data protection law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today's date. We do not purport to opine on the consequences of amendments to the Reviewed Documents or the Corporate Documents subsequent to the date of this opinion letter.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.'s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh's insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.
drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Registration Statement has been declared effective by the SEC in the form reviewed by us;

c.
(i) no regulations (reglement) have been adopted by any corporate body of the Company, which would affect the validity of the resolutions recorded in the Resolutions other than the Board Rules, and (ii) the Articles of Association of the Company are its articles of association currently in force.

d.	the Deed of Issue has been validly signed and executed on behalf of the Company;

e.
the resolutions recorded in the Resolutions are in full force and effect, the factual statements made and the confirmations given in the Resolutions and the Deed of Issue are complete and correct and the Resolutions correctly reflect the resolutions reflected therein;

f.
each Power of Attorney (i) is in full force and effect, and (ii) under any applicable law other than Dutch law, validly authorises the person or persons purported to be granted power of attorney, to represent and bind the Company vis-à-vis other parties in relation to the transactions contemplated by and for the purposes stated in the Underwriting Agreement, Warrants and the Deed of Issue;

g.	the authorized share capital (maatschappelijk kapitaal) of the Company allows for the issuance of the Shares;

h.
the offering of the Shares and the Warrants and the distribution of the Registration Statement and/or the Prospectus Supplement, to the extent made in the Netherlands, has been or will be made in accordance with the notices set out under "Notice to Prospective Investors in the European Economic Area" in the Prospectus Supplement, the Prospectus Regulation and the PRIIPs Regulation, and in each case, and the rules promulgated thereunder;

i.
each Warrant (i) has been validly granted through the execution thereof and is a valid right to subscribe for the underlying Warrant Shares, (ii) shall be validly exercised in accordance with the terms thereof, and (iii) shall be in full force in effect upon exercise thereof; and

j.	the Warrants have been validly signed by Thomas Taapken on behalf of the Company;

k.	each time any Shares are issued by the Company, each of the assumptions made in this opinion letter will be correct in all aspects by reference to the facts and circumstances then existing.

 Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Incorporation and Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Offer Shares

2.
Subject to receipt by the Company of payment in full for the Offer Shares as provided for in the Underwriting Agreement and the Offer Deed of Issue, and when issued and accepted in accordance with the Underwriting Agreement, the Offer Deed of Issue and the Resolutions, the Offer Shares will be validly issued, fully paid and non-assessable.

Warrant Shares

3.
Upon the valid exercise of the Warrants in accordance with the terms thereof and the Warrant Agreement and subject to receipt by the Company of payment in full of the Aggregate Exercise Price for such Warrant Shares as provided for in the terms of the Warrants, and when issued and accepted in accordance with the terms thereof and with the Warrant Agreement and the Resolutions, the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.
Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company's board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.
Pursuant to Article 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity's articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

C.
Pursuant to Article 2:98c DCC, a naamloze vennootschap may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Article 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Article 2:98c DCC is null and void (nietig).

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.
any applicable bankruptcy, insolvency, reorganisation, restructuring, moratorium or other similar laws or procedures now or hereafter in effect, relating to or affecting the enforcement or protection of creditors' rights generally;

b.
the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

	c.	claims based on tort (onrechtmatige daad);

	d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

	e.	the Anti-Boycott Regulation, Anti Money Laundering Laws and related legislation; and

f.
with respect to the Deed of Issue, the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e. duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.
The term "non-assessable" has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of an Ordinary Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Ordinary Share.

	F.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption "Legal Matters". In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

NautaDutilh N.V.

EXHIBIT A
LIST OF DEFINITIONS

"Aggregate Exercise Price"	an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which a Warrant is being exercised

"Anti Money Laundering Laws"
the European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht)

"Anti-Boycott Regulation"
the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom

"Articles of Association"	the Company's articles of association (statuten) as they read from time to time

"Board of Directors"	the board of directors (bestuur) of the Company

"Board Resolution"	the written resolution of the Board of Directors, dated February 24, 2021

"Board Rules"	the internal rules for the Board of Directors adopted by the Board of Directors and available on the Company's website on the date of this opinion letter

"Commercial Register"	the Dutch Chamber of Commerce Commercial Register (handelsregister)

"Company"	InflaRx N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 68904312

"Corporate Documents"	the Deed of Incorporation, the Articles of Association, the Deed of Conversion and Amendment, the Registration Statement and the Prospectus Supplement

"DCC"	the Dutch Civil Code (Burgerlijk Wetboek)

"Deed of Conversion and Amendment"	the deed of conversion and amendment to the articles of association (akte van omzetting en statutenwijziging) of the Company dated November 8, 2017

"Deed of Incorporation"	the deed of incorporation (akte van oprichting) of the Company, dated June 6, 2017

"Deed of Issue"	the deed of issue of the Offer Shares, dated March 1, 2021, and with reference 82044577 M 31344497

"Exercise Price"	an exercise price of $5.80 with respect to the Warrants, subject to the appropriate adjustments in accordance with the terms of the Warrants and the Warrant Agreement

"NautaDutilh"	NautaDutilh N.V.

"Offering"	the offering by the Company of the Offer Shares and the Warrants as described in the Prospectus Supplement

"Offer Shares"	15,000,000 Ordinary Shares

"Ordinary Shares"	ordinary shares in the capital of the Company with a nominal value of €0.12 each

"Power of Attorney"	any power of attorney as contained in (i) the Resolutions, and (ii) a declaration of the Company dated March 1, 2021 and bearing reference 82044577 M 31392519

"Pricing Committee"	the pricing committee of the Company, as designated in the Board Resolution

"Pricing Committee Resolution"	the written resolutions of the Pricing Committee, dated February 25, 2021

"PRIIPs Regulation"	Regulation (EU) No 1286/2014 of the European Parliament and of the Council of 26 November 2014 on key information documents for packaged retail and insurance-based investment products (PRIIPs)

"Prospectus"	the prospectus included in the Registration Statement, as supplemented by the Prospectus Supplement

"Prospectus Regulation"
Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC

"Prospectus Supplement"	the prospectus supplement in relation to the Offering, supplementing the prospectus forming part of the Registration Statement, as filed by the Company with the SEC on February 25, 2021

"Registration Statement"	the Registration Statement on Form F-3 under the U.S. Securities Act of 1933, as originally filed by the Company with the SEC on July 8, 2020

"Resolutions"	− the Board Resolution;

−
the signed minutes of the Company's general meeting held on July 16, 2020, together with the convening notice for such general meeting with the explanatory notes thereto as available on the Company's website; and

− the Pricing Committee Resolution

"Reviewed Documents"	the Deed of Issue, the Warrants, the Warrant Agreement and the Underwriting Agreement

"SEC"	the United States Securities and Exchange Commission

"Shares"	the Offer Shares and the Warrant Shares

"the Netherlands"	the European territory of the Kingdom of the Netherlands

"Warrant Shares"	up to 15,000,000 Ordinary Shares underlying the Warrants issuable upon exercise of the Warrants in accordance with their terms

"Underwriters"	the underwriters as listed in Schedule 1 to the Underwriting Agreement

"Underwriting Agreement"	the underwriting agreement dated February 25, 2021, among the Company and the Representative

"Warrants"	the warrants issued or to be issued by the Company in connection with the Offering, representing the right to purchase in aggregate of up to 15,000,000 Warrant Shares, in the form as reviewed by us

"Warrant Agreement"	the warrant agreement in connection with the Warrants, dated March 1, 2021, among the Company and American Stock Transfer & Trust Company, LLC, in its capacity as Warrant Agent